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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                              (Amendment No. 1)

                           Healthcare Recoveries Inc.
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                               (Name of Issuer)

                                    Common
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                        (Title of Class of Securities)

                                   42220K101
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                                (CUSIP Number)


                               December 31, 2000
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           (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    [ X ]  Rule 13d-1(b)
    [   ]  Rule 13d(c)
    [   ]  Rule 13d-1(d)



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CUSIP NO. 42220K101                                    PAGE   2   OF   6
          ------------------                                -----    -----

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          a.   Wachovia Corporation                         56-1473727
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          b.   Wachovia Bank, National Association          56-0927594
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  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
          (See Instructions)                                        (b)   [   ]

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  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          a.   Wachovia Corporation                         North Carolina
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          b.   Wachovia Bank, National Association          United States
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                       (5)     SOLE VOTING POWER
  NUMBER OF                       602,000
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                        0
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                      602,000
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                                  0
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                         602,000
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 (10)     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (See Instructions)                                       [   ]

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 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                         5.99%
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 (12)     TYPE OF REPORTING PERSON (See Instructions)

          a.   Wachovia Corporation                         HC
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          b.   Wachovia Bank, National Association          BK
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                                                                     Page 3 of 6
CUSIP No.  42220K101

ITEM 1 (a)        NAME OF ISSUER:

                  Healthcare Recoveries, Inc.

ITEM 1 (b)        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  1400 Watterson Tower
                  Louisville, KY  40218

ITEM 2 (a)        NAME OF PERSONS FILING:

                  Wachovia Corporation; and Wachovia Bank, National Association

ITEM 2 (b)        ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                  Wachovia Corporation
                  100 North Main Street
                  Winston-Salem, North Carolina 27104

                  Wachovia Bank, National Association
                  100 North Main Street
                  Winston-Salem, North Carolina 27104

ITEM 2 (c)        CITIZENSHIP:

                  Wachovia Corporation                        North Carolina
                  Wachovia Bank, National Association         United States

ITEM 2 (d)        TITLE OF CLASS OF SECURITIES:

                  Common

ITEM 2 (e)        CUSIP NUMBER:

                  42220K101


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                                                                     Page 4 of 6
CUSIP No.  42220K101


ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1 (B), OR 13D-3 (B) CHECK WHETHER THE PERSON FILING IS A:

                  (a)      (   )    Broker or Dealer registered under Section 15
                                    of the Act,

                  (b)      ( X )    Bank as defined in Section 3 (a) (6) of the
                                    Act,

                  (c)      (   )    Insurance Company as defined in Section 3
                                    (a) (19) of the Act,

                  (d)      (   )    Investment Company registered under Section
                                    8 of the Investment Company Act,

                  (e)      (   )    Investment Advisor registered under Section
                                    203 of the Investment Advisor Act of 1940,

                  (f)      (   )    Employee Benefit Plan Pension Fund which is
                                    subject to the provisions of the Employee
                                    Retirement Income Security Act of 1974 or
                                    Endowment Fund.

                  (g)      ( X )     Parent holding Company, in accordance with
                                    240.13d-1 (b) (ii) (G), (Wachovia
                                    Corporation)

                  (h)      (  )     Group, in accordance with Rule 13d-1 (b) (1)
                                    (ii) (H)

ITEM 4            OWNERSHIP:

                  The following information is as of December 31, 2000:

                  (a)       Amount Beneficially Owned:                                                      602,000

                  (b)       Percent of Class:                                                                 5.99%

                  (c)       Number of Shares as to which such person has:

                            (i)    Sole power to vote or to direct the vote                                 602,000
                            (ii)   Shared power to vote or to direct the vote                                     0
                            (iii)  Sole power to dispose or to direct the disposition of                    602,000
                            (iv)   Shared power to dispose or to direct the disposition of                        0

ITEM 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                         N/A

ITEM 6            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:

                         N/A

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                                                                     Page 5 of 6
CUSIP No.  42220K101

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

                  Included are the following subsidiaries of Wachovia Corporation - HC:

                  Wachovia Bank, National Association - BK (wholly owned subsidiary of Wachovia Corporation)

ITEM 8            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                         N/A

ITEM 9            NOTICE OF DISSOLUTION OF GROUP.

                         N/A

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                                                                     Page 6 of 6
CUSIP No.  42220K101

ITEM 10           CERTIFICATION:

                           By signing below, I certify that, to the best of my
                  knowledge and belief, the securities referred to above were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    February 12, 2001

For:     WACHOVIA CORPORATION


         By: /s/ William M. Watson
             ----------------------------------------
              William M. Watson, Jr.
              Senior Vice President, Counsel and Secretary



For:     WACHOVIA BANK, NATIONAL ASSOCIATION


         By: /s/ William M. Watson
             ----------------------------------------
              William M. Watson, Jr.
              Senior Vice President, Counsel and Secretary

        AN  AGREEMENT TO FILE A JOINT STATEMENT WAS PREVIOUSLY FILED AS
                        EXHIBIT A IN THE INITIAL FILING.